Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dynavax.com
Dynavax Reports Interim TOLAMBATM Ragweed Allergy Results from DARTT Trial
Insufficient Ragweed Allergic Disease in Placebo and Treated Groups Prevent
Measurement of Therapeutic Effect
BERKELEY, Calif., January 8, 2007 — Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that the analysis of interim one-year data from its two-year DARTT ragweed allergy trial indicated that no meaningful ragweed-specific allergic disease was observed in the study population, making it impossible to measure the therapeutic effect of TOLAMBA treatment. In all three arms of the study, including the placebo arm, minimal change from baseline was observed in the main efficacy measure of the study, the total nasal symptom score (TNSS). The company indicated that in the placebo and treated groups, the change from baseline TNSS was very low; not clinically significant; and substantially lower than what has been observed in prior trials.
“In effect, we saw three patient groups with no measurable disease during the ragweed season. This result was unexpected, though these challenges are well known to occur in allergy drug development. Due to the fact that no clinically significant disease was seen in the study population, it was impossible to measure the effect of our intervention,” noted Dino Dina, MD, president and chief executive officer. Dina continued, “We are working closely with our consultants and investigators to review the data in detail and determine the future of the program.”
“In addition to the allergy franchise, we have a diverse pipeline of TLR9 agonist based programs, including an ongoing pivotal Phase 3 trial evaluating our hepatitis B vaccine, two clinical cancer studies, and exciting preclinical work in flu, anthrax, hepatitis, and asthma. Our partnerships with AstraZeneca, Symphony, and the NIH, and a cash position in excess of $100 million provide a strong foundation for moving forward to capitalize on our robust portfolio of near- and longer-term commercial opportunities,” he noted.
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Exhibit 99.1
About TOLAMBA
TOLAMBA consists of Dynavax’s proprietary immunostimulatory sequences (ISS) linked to the purified major allergen of ragweed, called Amb a 1. TOLAMBA is designed to target the underlying cause of seasonal allergic rhinitis caused by ragweed. The linking of ISS to Amb a 1 ensures that both ISS and ragweed allergen are presented simultaneously to the same immune cells, producing a highly specific and potent inhibitory effect and suppressing the Th2 cells responsible for inflammation associated with ragweed allergy.
The DARTT (Dynavax Allergic Rhinitis TOLAMBA Trial) study is a 30-center, placebo-controlled study in 738 ragweed allergic subjects, aged 18 to 55 years. The study randomized subjects into three arms: the same dosing regimen that was used in the completed Phase 2b trial; a higher total dose regimen; and placebo. Subjects received six doses of TOLAMBA over six weeks prior to the start of the 2006 ragweed season.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; a therapy for non-Hodgkin’s lymphoma (NHL) in Phase 2; and a therapy for metastatic colorectal cancer in Phase 1. Our preclinical asthma and COPD programs are partnered with AstraZeneca. NIH funds our preclinical work on a vaccine for influenza; Symphony Dynamo, Inc., funds our colorectal cancer trial and our preclinical programs in hepatitis B and C therapies. While the NIH and Symphony provide program support, Dynavax has retained rights to seek strategic partners for future development and commercialization. For more information, please visit http://www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our product candidates, clinical development plans and timelines, business plans and financial position. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development; initiation and completion of clinical trials, the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials, issues arising in the regulatory process; achieving the objectives of our collaborative and licensing agreements and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; possible claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
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